Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-33878) pertaining to the 401(k) Plan of Teledyne Technologies Incorporated of our report dated June 29, 2010, with respect to the financial statements and schedule of Teledyne Technologies Incorporated 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2009.
Los Angeles, California
June 29, 2010